Exhibit 99.1

Allied Nevada Provides Preliminary 2011 Operating Results and 2012 Operating Guidance With Gold Production Expected to Double in 2012; Adjusted Cash Cost Expected to be Similar to 2011

January 25, 2012 | Reno, Nevada - Allied Nevada Gold Corp. (“Allied Nevada” or the “Company”) (TSX: ANV; NYSE-Amex: ANV) is pleased to provide preliminary operating results for 2011 and guidance for 2012.

Production from the Hycroft mine for 2011 was 104,000 ounces of gold and 479,440 ounces of silver. Gold production was in-line with previously stated guidance for 2011 of approximately 100,000 ounces. The silver to gold ounce production ratio of 4.6:1 was significantly above the expected 3:1 ratio. Adjusted cash cost1 of approximately $490 per ounce for 2011 was in-line with previously stated guidance.

“We are extremely pleased with the 2011 operating results at Hycroft, despite the equipment delivery challenges the mine encountered throughout the year,” commented Scott Caldwell, President & CEO. “The Hycroft team continues to exceed expectations. This year, the mine surpassed the two year milestone without a lost time accident amid rapidly expanding operations and the increase in personnel and equipment.”

In 2011, the Company continued to focus on the implementation of the heap leach expansion. The mine completed a 3.2 million square foot expansion of the existing Brimstone leach pad and began preparing the Lewis leach pad, expected to be completed in the first quarter of 2012 and add a further 3.0 million square feet of leach pad space. The mining fleet continued to expand and by year end 2011 was comprised of seven 320-ton haul trucks, six 200-ton haul trucks, two high capacity production drills, two ex5500 hydraulic shovels and two ex3500 shovels. Construction of a four bay truck shop was completed to service the larger mining equipment. The Merrill Crowe plant was expanded to increase the solution treatment capacity from 3,500 gallons per minute (gpm) to 5,000 gpm and new booster pumps were installed to increase the flow rates to the pads to 8,500 gpm.

Mining costs on a unit basis continued to decline as the positive impact of the larger mining equipment began to take effect at the end of 2011. The operation of the first shovel represented a 30% decrease in mining costs per ton in Q4. The second shovel became operational in December 2011 and is expected to continue reducing mining costs on a unit basis. The mine encountered significant delays throughout 2011 with respect to delivery of critical mining and processing equipment. The earthquake and subsequent tsunami in Japan caused a seven month delay in the delivery of the first shovel, a three month delay for the second shovel and it is expected that the third shovel should be operational late in the second quarter of 2012, approximately six months behind original schedule.

2012 Guidance

Gold and silver production at Hycroft is expected to increase significantly in 2012 with the continued benefit from the implementation of the heap leach expansion. Production is expected to be in the range of 180,000 to 220,000 ounces of gold and 750,000 to 850,000 ounces of silver. In 2012, 75 million tons of material is expected to be mined, including 37.5 million tons of ore at average grades of 0.0143 ounces

[1]	Allied Nevada uses the non-GAAP financial measure “adjusted cash cost” in this document. Please see the section titled “Non-GAAP Measures” for further information regarding these measures.

per ton (opt) gold and 0.2551 opt silver. The wide range in the production forecast is based primarily on the actual delivery of equipment. If the ordered equipment is on schedule, the Company expects production to be closer to the high end of the forecast.

Adjusted cash cost1 for 2012 is expected to be in the range of $475 to $495 per ounce (with silver as a byproduct credit), similar to 2011 adjusted cash cost1. Cost efficiencies are expected to continue to improve throughout the year as additional equipment becomes operational. Production is expected to continue to ramp up through the year as the impact of mining more tons and placing more ore on leach pads continues to take effect. The overall strip ratio for 2012 is expected to be 1:1.

Company-wide exploration expense is expected to decrease to $6.9 million, compared with 2011, as the Company directs its focus on the expansion projects at Hycroft. Capital drilling is expected to be $9.0 million for reserve verification and condemnation drilling at Hycroft and development costs at Hasbrouck.

Capital expenditures in 2012 are expected to total approximately $226.5 million. Significant capital projects include the following: ongoing condemnation and engineering drilling, permitting, ordering of long-lead fixed and mobile equipment, engineering for the mill and gyratory crushing projects and infrastructure improvements.

The assumptions used in determining the 2012 budget include: gold price of $1,400 per ounce, silver price of $25 per ounce, and $100 per barrel fuel.

For further information on Allied Nevada, please contact:

Scott Caldwell	Tracey Thom
President & CEO	Vice President, Investor Relations
(775) 358-4455	(775) 789-0119

or visit the Allied Nevada website at www.alliednevada.com.

Cautionary Statement Regarding Forward Looking Information

This press release contains forward-looking statements within the meaning of the U.S. Securities Act of 1933 and the U.S. Securities Exchange Act of 1934 (and the equivalent under Canadian securities laws), that are intended to be covered by the safe harbor created by such sections. Statements that are not historical fact are forward-looking statements. Forward-looking statements can be identified by, among other things, the use of forward-looking language, such as the words “plan,” “believe,” “expect,” “anticipate,” “intend,” “estimate,” “project,” “may,” “will,” “would,” “could,” “should,” “seeks,” or “scheduled to,” or other similar words, or the negative of these terms or other variations of these terms or comparable language, or by discussion of strategy or intentions. Such forward-looking statements include, without limitation, statements regarding the results and indications of exploration drilling currently underway at Hycroft; the potential for confirming, upgrading and expanding gold and silver mineralized material at Hycroft; resource estimates and the timing of the release of updated estimates; estimates of gold and silver grades; and other statements that are not historical facts. Forward-looking statements address activities, events or developments that Allied Nevada expects or anticipates will or may occur in the future, and are based on current expectations and assumptions. Although Allied Nevada management believes that its expectations are based on reasonable assumptions, it can give no assurance that these expectations will prove correct. Important factors that could cause actual results to differ materially from those in the forward-looking statements include, among others, risks that Allied Nevada’s exploration and property advancement efforts will not be successful; risks relating to fluctuations in the price of gold and silver; the inherently hazardous nature of mining-related activities; uncertainties concerning reserve and resource estimates; uncertainties relating to obtaining approvals and permits from governmental regulatory authorities; and availability and timing of capital for financing the Company’s exploration and development activities, including the uncertainty of being able to raise capital on favorable terms or at all; as well as those factors discussed in Allied Nevada’s filings with the U.S. Securities and Exchange Commission (the “SEC”) including Allied Nevada’s latest Annual Report on Form 10-K/A and its other SEC filings (and Canadian filings) including, without limitation, its latest Quarterly Report on Form 10-Q. The Company does not intend to publicly update any forward-looking statements, whether as a result of new information, future events, or otherwise, except as may be required under applicable securities laws.

2011 Preliminary Operating Results and 2012 Guidance	2

Cautionary Note to U.S. Investors

The United States Securities and Exchange Commission permits U.S. mining companies, in their filings with the SEC, to disclose only those mineral deposits that a company can economically and legally extract or produce. We use certain terms in this press release, such as “measured,” “indicated,” and “inferred” “resources,” which the SEC guidelines strictly prohibit U.S. registered companies from including in their filings with the SEC. U.S. investors are cautioned not to assume that any part or all of mineral deposits in these categories will ever be converted or upgraded into SEC Industry Guide 7 compliant reserves. U.S. Investors are urged to consider closely the disclosure in our Form 10-K/A which may be secured from us, either directly or from our website at www.alliednevada.com or at the SEC website http://www.sec.gov/edgar.shtml.

Non-GAAP Measures

Adjusted cash cost is a non-GAAP measure, calculated on a per ounce of gold sold basis, and includes all normal direct and indirect operating cash costs related directly to the physical activities of producing gold, including mining, processing, third party refining expenses, on-site administrative and support costs, royalties, and mining production taxes, net of by-product revenue earned from silver sales. Adjusted cash cost provides management and investors with a measure to assess the Company’s performance against other precious metals companies and performance of the mining operations over multiple periods.

Non-GAAP measures do not have any standardized meaning prescribed by GAAP and, therefore, may not be comparable to similar measures presented by other companies. Accordingly, the above measures are intended to provide additional information and should not be considered in isolation or as a substitute for measures of performance prepared in accordance with GAAP. For further information, see our audited financial statements filed with our annual report on Form 10-K/A. A reconciliation from the non-GAAP measure to the most directly comparable measure in accordance with GAAP will be provided in the Company’s year-end financial press release and MD&A once the audited results are available.

2011 Preliminary Operating Results and 2012 Guidance	3